Filed Pursuant to Rule 433

Registration No. 333-202524

FREE WRITING PROSPECTUS

July 10, 2015

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Stock-Linked Underlying Supplement dated March 5, 2015)

HSBC USA Inc.
Worst of Autocallable Contingent Income Notes

▶	Worst of Autocallable Contingent Income Notes linked to the common stocks of Apache Corporation, Chevron Corporation and EOG Resources, Inc.

▶	12 month term

▶	Quarterly contingent coupon payments at a rate of at least 14.00% per annum (to be determined on the Pricing Date), payable if the closing price of each Reference Stock on the applicable Observation Date is greater than or equal to 75% of its initial price

▶	Contingent return of principal

▶	If the Notes are not called, full exposure to declines in the least performing Reference Stock if its return is less than -25%

▶	Callable quarterly on or after October 9, 2015 at par plus the applicable contingent coupon if the price of each Reference Stock is at or above its Initial Price

▶	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Worst of Autocallable Contingent Income Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $930 and $970 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-8 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000.00	$15.00	$985.00
Total

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

HSBC USA Inc.

12-Month Worst of Autocallable Contingent Income Notes

Linked to Three Reference Stocks

Indicative Terms*

Principal Amount	$1,000 per Note
Term	12 months
Reference Asset	Composed of the common stock of Apache Corporation (“APA”), Chevron Corporation (“CVX”) and EOG Resources, Inc. (“EOG”) (each a “Reference Stock” and together the “Reference Stocks”).
Call Feature	The Notes will be automatically called if the Official Closing Price of each Reference Stock is at or above its Initial Price on any quarterly Observation Date.** In such case, you will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the coupon payment payable on the corresponding Call Payment Date.**
Contingent Coupon Rate	At least 14.00% per annum, payable at 3.50% of the Principal Amount per quarter (to be determined on the Pricing Date).
Contingent Coupon

If the Official Closing Price of each Reference Stock is greater than or equal to its Coupon Trigger on any Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Price of any Reference Stock is less than its Coupon Trigger on any Observation Date: the Contingent Coupon applicable to such Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

Coupon Trigger	For each Reference Stock, 75% of its Initial Price
Trigger Price	For each Reference Stock, 75% of its Initial Price.
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

▶      If the Final Return of the Least Performing Reference Stock is greater than or equal to -25%:

$1,000

▶      If the Final Return of the Least Performing Reference Stock is less than -25%:

$1,000 + ($1,000 × Final Return of the Least Performing Reference Stock).
If the Final Price of the Least Performing Reference Stock is less than the Trigger Price, you may lose up to 100% of the Principal Amount.

Final Return	For each Reference Stock: Final Price – Initial Price Initial Price
Least Performing Reference Stock	The Reference Stock with the lowest Final Return.
Trade Date and Pricing Date	July 10, 2015
Original Issue Date:	July 15, 2015
Maturity Date	July 15, 2016
CUSIP / ISIN	40433B4E5 / US40433B4E53

* As more fully described beginning on page FWP-3.

** See page FWP-4 for Observation Dates, Call Payment Dates and Coupon Payment Dates.

The Notes

The Notes may be suitable for investors who believe that the price of each Reference Stock will not decrease significantly over the term of the Notes. So long as the Official Closing Price of each Reference Stock on each Observation Date is greater than its Coupon Trigger, you will receive the quarterly Contingent Coupon on the applicable Coupon Payment Date.

If the Official Closing Prices of all of the Reference Stocks are at or above their respective Initial Prices on any Observation Date, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not automatically called and the Final Price of the Least Performing Reference Stock is greater than or equal to its Trigger Price and its Coupon Trigger, you will receive a Payment at Maturity equal to the Principal Amount of the Notes plus the final Contingent Coupon.

If the Notes are not automatically called and the Final Price of the Least Performing Reference Stock is less than its Trigger Price, you will lose 1% of your principal for every 1% decline in price of the Least Performing Reference Stock.

The offering period for the Notes is through July 10, 2015

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HSBC USA Inc. 12-Month Worst of Autocallable Contingent Income Notes

This free writing prospectus relates to a single offering of Worst of Autocallable Contingent Income Notes. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and Stock-Linked Underlying Supplement. If the terms of the Notes are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the performance of three common stocks (the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Stocks:	The common stocks of the following Reference Stock Issuers:

Reference Stock Issuer	Ticker Symbol	Relevant Exchange	Initial Price[1]

Apache Corporation	APA	NYSE
Chevron Corporation	CVX	NYSE
EOG Resources, Inc.	EOG	NYSE

[1] For each Reference Stock, the Official Closing Price on the Pricing Date.
Trade Date:	July 10, 2015
Pricing Date:	July 10, 2015
Original Issue Date:	July 15, 2015
Final Valuation Date:	July 12, 2016, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be July 15, 2016. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes ―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Call Feature:	The Notes will be automatically called if the Official Closing Price of each Reference Stock is at or above its Initial Price on any Observation Date. If the Notes are automatically called, you will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the Contingent Coupon payment payable on the corresponding Call Payment Date.
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

▶ If the Final Return of the Least Performing Reference Stock is greater than or equal to -25%:

$1,000.

▶ If the Final Return of the Least Performing Reference Stock is less than -25%:

$1,000 + ($1,000 × Final Return of the Least Performing Reference Stock).

If the Final Price of the Least Performing Reference Stock is less than its Trigger Price, you may lose up to 100% of the Principal Amount.

Trigger Price:	For each Reference Stock, 75% of the Initial Price of that Reference Stock.
Least Performing Reference Stock:	The Reference Stock with the lowest Final Return.

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Observation Dates:	October 9, 2015, January 12, 2016, April 12, 2016 and July 12, 2016 (the Final Valuation Date). The Observation Dates are subject to postponement as described under “Additional Terms of the Notes ―Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Call Payment Dates:	October 15, 2015, January 15, 2016, April 15, 2016 and July 15, 2016 (the Maturity Date). The Call Payment Dates are subject to postponement as described under “Additional Terms of the Notes ―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Annual Contingent Coupon Rate (payable quarterly):	At least 14.00% per annum, payable at 3.50% of the Principal Amount per quarter (to be determined on the Pricing Date).
Contingent Coupon:

If the Official Closing Price of each Reference Stock is greater than or equal to its Coupon Trigger on any Observation Date, you will receive the Contingent Coupon on the applicable Coupon Payment Date.

If the Official Closing Price of any Reference Stock is less than its Coupon Trigger on any Observation Date, the Contingent Coupon applicable to such Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon Payments over the term of the Notes.

Coupon Trigger:	For each Reference Stock, 75% of its Initial Price
Coupon Payment Dates:	October 15, 2015, January 15, 2016, April 15, 2016 and July 15, 2016 (the Maturity Date). The Coupon Payment Dates are subject to postponement as described under “Additional Terms of the Notes ―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Final Return:	With respect to each Reference Stock, the quotient, expressed as a percentage, calculated as follows: Final Price – Initial Price Initial Price
Initial Price:	With respect to each Reference Stock, its Official Closing Price on the Pricing Date.
Final Price:	With respect to each Reference Stock, its Official Closing Price on the Final Valuation Date, subject to adjustment as described under “ Additional Terms of the Notes —Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Official Closing Price:	With respect to each Reference Stock, the Official Closing Price on any scheduled trading day during the term of the Notes will be its relevant official price of one share on its Relevant Exchange as of the close of the regular trading session of such exchange and as reported in that exchange’s official price determination mechanism, as further described under “Additional Terms of the Notes —Official Closing Price” in the accompanying Stock-Linked Underlying Supplement.
CUSIP / ISIN:	40433B4E5 / US40433B4E53
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to an offering of Notes linked to the Reference Stocks. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Stocks, you should not construe that fact as a recommendation as to the merits of acquiring an investment in any Reference Stock or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Stock-Linked Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Price of each Reference Stock is at or above its Initial Price on any Observation Date. If the Notes are automatically called, investors will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount, together with the applicable Contingent Coupon.

Coupon

We will pay a quarterly Contingent Coupon payment on a Coupon Payment Date if the Official Closing Price of each Reference Stock on the applicable Observation Date is equal to or greater than its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-12 in the accompanying prospectus supplement. The Contingent Coupon Rate is at least 14.00% per annum, to be determined on the Pricing Date, and if due, is payable in quarterly installments. The expected Coupon Payment Dates are set forth above.

Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the final coupon payment plus the Final Settlement Value determined as follows:

}	If the Final Return of the Least Performing Reference Stock is greater than or equal to -25%:

$1,000

}	If the Final Return of the Least Performing Reference Stock is less than -25%:

$1,000 + ($1,000 × Final Return of the Least Performing Reference Stock).

If the Final Price of the Least Performing Reference Stock is less than the Trigger Price, you may lose up to 100% of the Principal Amount.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

} You believe that the Official Closing Price of each of the Reference Stocks will not be below its Trigger Price on the Final Valuation Date.

} You are willing to make an investment that is potentially exposed to downside performance of the Least Performing Reference Stock on a 1-to-1 basis.

} You are willing to hold Notes that will be automatically called on any Observation Date on which the Official Closing Price of each Reference Stock is at or above its Initial Price.

} You seek a contingent quarterly Coupon, based on the performance of the Reference Stocks, that will be equal to the Contingent Coupon Rate if the Official Closing Price of each Reference Stock is greater than or equal to its Coupon Trigger on the applicable Observation Date.

} You are willing to be exposed to the possibility of early redemption.

} You are willing to forgo dividends or other distributions paid to holders of the Reference Stocks.

} You are willing to hold the Notes to maturity.

} You do not seek an investment for which there will be an active secondary market.

} You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

} You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

} You believe that the Official Closing Price of one or more of the Reference Stocks will be below its Trigger Price on the Final Valuation Date.

} You are unwilling to make an investment that is potentially exposed to downside performance of the Least Performing Reference Stock on a 1-to-1 basis.

} You are unable or unwilling to hold Notes that will be automatically called on any Observation Date on which the Official Closing Price of each Reference Stock is at or above its Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity.

} You believe the Contingent Coupon will not provide you with your desired return.

} You are unwilling to be exposed to the possibility of early redemption.

} You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the Reference Stocks.

} You prefer a product that provides upside participation in the Reference Stocks, as opposed to the Contingent Coupon being offered with respect to your Notes.

} You seek an investment for which there will be an active secondary market.

} You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

} You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the Reference Stocks. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

}	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

}	“—General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement;

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called and the Final Price of the Least Performing Reference Stock is less than its Trigger Price. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you will lose 1% for each 1% that the Final Return of the Least Performing Reference Stock is less than 0%. You may lose up to 100% of your investment at maturity.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of any Reference Stock on an Observation Date is less than the Coupon Trigger, we will not pay you the Contingent Coupon applicable to such Observation Date. If on each of the Observation Dates, the Official Closing Price of any Reference Stock is less than the Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the principal amount plus the Contingent Coupons, if any, regardless of any appreciation in the value of the Reference Asset.

For each $1,000 in principal amount of the Notes, you will receive $1,000 at maturity plus the Contingent Coupon if the Final Price of each Reference Stock is equal to or greater than its Trigger Price (and Coupon Trigger), regardless of any appreciation in the value of the Reference Stock, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Reference Stocks during the term of the Notes.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payments to be made on the Notes, including the Contingent Coupons and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If the Notes are not called, your return will be based on the Final Return of the Least Performing Reference Stock.

If the Notes are not automatically called, your return will be based on the Final Return of the Least Performing Reference Stock without regard to the performance of the other Reference Stocks. As a result, you could lose all or some of the Principal Amount if the Final Price of the Least Performing Reference Stock is less than its Trigger Price, even if there is an increase in the price of the other Reference Stocks. This could be the case even if the other Reference Stock increased by an amount greater than the decrease in the Least Performing Reference Stocks.

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The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you will receive coupon payments could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

Since the Notes are linked to the performance of more than one Reference Stock, you will be fully exposed to the risk of fluctuations in the prices of each Reference Stock.

Since the Notes are linked to the performance of more than one Reference Stock, the Notes will be linked to the individual performance of each Reference Stock. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Stocks to the same degree for each Reference Stock. For example, in the case of Notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Reference Stocks would not be combined to calculate your return and the depreciation of any of the Reference Stocks would not be mitigated by the appreciation of the other Reference Stocks. Instead, your return would depend on the Least Performing Reference Stock. In addition, to the extent that the Notes are linked to companies that operate in the same industry, it is possible that all of the Reference Stocks may decline due to factors that generally affect that industry.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Stocks and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately three months after the Original Issue Date. This temporary price difference may exist because, in our

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discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The amount payable on the Notes is not linked to the prices of the Reference Stocks at any time other than the Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Prices of the Reference Stocks on the Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of each Reference Stock is greater than or equal to its Coupon Trigger during the term of the Notes other than on an Observation Date but then decreases on an Observation Date to a price that is less than its Coupon Trigger, no Contingent Coupon will be payable on the applicable Coupon Payment Date. Similarly, if the Notes are not called, even if the price of the Least Performing Reference Stock is greater than or equal to its Trigger Price during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than the Trigger Price, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the price of the Least Performing Reference Stock prior to such decrease. Although the actual prices of the Reference Stocks on the Maturity Date or at other times during the term of the Notes may be higher than their respective prices on the Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Prices of the Reference Stocks on the applicable Observation Dates.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in the Notes, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-10

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Reference Stock to its Initial Price. We cannot predict the Official Closing Price of any Reference Stock on any Observation Date or the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Stocks or the return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical Reference Stock performances. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples assume the following:

}	Principal Amount:	$1,000

}	Hypothetical Initial Price:	As set forth in the tables below.

}	Trigger Price:	75% of the Initial Price of each Reference Stock

}	Coupon Trigger:	75% of the Initial Price of each Reference Stock

}	Hypothetical Annual Coupon Rate (paid quarterly):

14.00% per annum (3.50% for each quarter in which it is payable).

If the Official Closing Price of each Reference Stock on every Coupon Observation Date is greater than or equal to its Coupon Trigger, the Contingent Coupon paid over the term of the Notes would total $140 per $1,000 Principal Amount of the Notes.

(The actual Annual Coupon Rate will be determined on the Pricing Date.)

	Notes Are Called on the Third Observation Date			Notes Are Not Called on Any Observation Date
	Example 1			Example 2			Example 3
	APA	CVX	EOG	APA	CVX	EOG	APA	CVX	EOG
Initial Price	100	100	100	100	100	100	100	100	100
Trigger Price	75	75	75	75	75	75	75	75	75
Coupon Trigger	75	75	75	75	75	75	75	75	75
Official Closing Prices / Percentage Changes on the Third Observation Date	120/ 20%	110/ 10%	105/ 5%	N/A	N/A	N/A	N/A	N/A	N/A
Official Closing Prices / Percentage Changes on the Final Observation Date	N/A	N/A	N/A	90/ -10%	110/ 10%	80/ -20%	105/ 5%	80/ -20%	60/ -40%
Number of Observation Dates on which the Official Closing Price of each Reference Stock >= Coupon Trigger / Total Number of Observation Dates	2/3			3/4			2/4
Contingent Coupon payment amounts over the term of the Notes	2 x $35.00 = $70.00			3 x $35.00 = $105.00			2 x $35.00 = $70.00
Payment at Maturity	N/A			$1,000			$600
Return of the Notes	7.00%			10.50%			-33.00%

FWP-11

Example 1—The Official Closing Price of each Reference Stock on the third Observation Date is greater than or equal to its Initial Price and each Reference Stock closed at or above its Coupon Trigger on 2 of 3 Observation Dates.

Because the Official Closing Price of each Reference Stock on the third Observation Date is at or above its Initial Price, the Notes will be called and you will receive $1,035.00 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the Contingent Coupon payment of $35.00 received in respect of prior Observation Dates, we will have paid you a total of $1,070.00 per Note, resulting in a 7.00% return on the Notes.

Example 2— The Notes are not called, the Final Price of the Least Performing Reference Stock is greater than or equal to its Trigger Price and Coupon Trigger, and each Reference Stock closed at or above its Coupon Trigger on 3 of 4 Observation Dates.

Because the Final Price of the Least Performing Reference Stock is greater than or equal to the Trigger Price and Coupon Trigger, you will receive $1,035.00 per Note, reflecting the Principal Amount plus the final Contingent Coupon. When added to the Contingent Coupon payments of $70.00 received in respect of prior Observation Dates, we will have paid you a total of $1,105.00 per Note, resulting in a 10.50% return on the Notes.

Example 3— The Notes are not called, the Final Price of the Least Performing Reference Stock is less than its Trigger Price, and each Reference Stock closed at or above its Coupon Trigger on 3 of the 4 Observation Dates.

Because the Final Price of the Least Performing Reference Stock is less than its Trigger Price, you will receive $600 per $1,000 in Principal Amount, calculated as follows:

Payment at Maturity = $1,000 + ($1,000 × -40.00%) = $600.00

When added to the Contingent Coupon payments of $70.00 received in respect of prior Observation Dates, we will have paid you total of $670.00, resulting in a -33.00% return on the Notes.

If the Notes are not called and the Final Price of the Least Performing Reference Stock is less than its Trigger Price, you will be exposed to any decrease in the price of the Least Performing Reference Stock on a 1:1 basis and could lose up to 100% of your principal at maturity.

FWP-12

INFORMATION RELATING TO THE REFERENCE STOCKS

Description of Apache Corporation

Apache Corporation is an independent energy company. The company explores for, develops, and produces natural gas, crude oil, and natural gas liquids. The company has operations in the United States, Canada, Egypt, Australia, offshore the United Kingdom in the North Sea, and Argentina. Information filed by APA with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-4300 or its CIK Code: 6769.

Historical Performance of Apache Corporation

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of this Reference Stock for each quarter in the period from January 1, 2008 through July 9, 2015. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of this Reference Stock should not be taken as an indication of its future performance.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$122.33	$84.44	$120.82	March 31, 2012	$112.08	$91.48	$100.44
June 30, 2008	$149.23	$117.67	$139.00	June 30, 2012	$102.11	$77.95	$87.89
September 30, 2008	$145.00	$94.82	$104.28	September 30, 2012	$94.83	$81.57	$86.47
December 31, 2008	$103.10	$57.11	$74.53	December 31, 2012	$89.08	$74.50	$78.50
March 31, 2009	$88.06	$51.03	$64.09	March 31, 2013	$86.35	$72.21	$77.16
June 30, 2009	$87.02	$61.60	$72.15	June 30, 2013	$87.57	$67.91	$83.83
September 30, 2009	$95.77	$65.04	$91.83	September 30, 2013	$89.16	$75.08	$85.14
December 31, 2009	$106.41	$88.07	$103.17	December 31, 2013	$94.84	$84.15	$85.94
March 31, 2010	$108.91	$95.15	$101.50	March 31, 2014	$87.91	$77.32	$82.95
June 30, 2010	$111.00	$83.55	$84.19	June 30, 2014	$102.32	$81.87	$100.62
September 30, 2010	$99.09	$81.94	$97.76	September 30, 2014	$104.57	$92.85	$93.87
December 31, 2010	$120.75	$96.51	$119.23	December 31, 2014	$93.87	$54.48	$62.67
March 31, 2011	$132.49	$110.29	$130.92	March 31, 2015	$69.05	$57.44	$60.33
June 30, 2011	$134.12	$114.95	$123.39	June 30, 2015	$71.87	$56.06	$57.63
September 30, 2011	$129.25	$80.10	$80.24	July 9, 2015*	$58.00	$53.24	$53.83
December 31, 2011	$105.63	$73.13	$90.58

* This free writing prospectus includes information for the third calendar quarter of 2015 for the period from July 1, 2015 through July 9, 2015. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the daily performance of this Reference Stock from January 1, 2008 through July 9, 2015 based on closing price information from the Bloomberg Professional® service. The closing price of this Reference Stock on July 9, 2015 was $53.83. Past performance of this Reference Stock is not indicative of its future performance.

FWP-13

Description of Chevron Corporation

Chevron Corporation is an integrated energy company with operations in countries located around the world. The company produces and transports crude oil and natural gas. The company also refines, markets, and distributes fuels and is involved in chemical operations, mining operations, power generation and energy services. Information filed by CVX with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00368 or its CIK Code: 93410.

Historical Performance of Chevron Corporation

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of this Reference Stock for each quarter in the period from January 1, 2008 through July 9, 2015. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of this Reference Stock should not be taken as an indication of its future performance.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$95.21	$76.41	$85.36	March 31, 2012	$112.28	$102.08	$107.24
June 30, 2008	$104.62	$84.60	$99.13	June 30, 2012	$108.79	$95.74	$105.50
September 30, 2008	$100.00	$77.50	$82.48	September 30, 2012	$118.50	$103.29	$116.56
December 31, 2008	$83.69	$55.50	$73.97	December 31, 2012	$118.38	$100.66	$108.14
March 31, 2009	$78.44	$56.12	$67.24	March 31, 2013	$121.56	$108.75	$118.82
June 30, 2009	$72.75	$63.06	$66.25	June 30, 2013	$127.40	$114.13	$118.34
September 30, 2009	$73.37	$60.88	$70.43	September 30, 2013	$127.82	$117.25	$121.50
December 31, 2009	$79.82	$67.87	$76.99	December 31, 2013	$125.65	$114.44	$124.91
March 31, 2010	$81.09	$69.55	$75.83	March 31, 2014	$125.32	$109.27	$118.91
June 30, 2010	$83.40	$67.80	$67.86	June 30, 2014	$133.57	$116.55	$130.55
September 30, 2010	$82.19	$66.83	$81.05	September 30, 2014	$135.10	$118.67	$119.32
December 31, 2010	$92.39	$80.41	$91.25	December 31, 2014	$120.16	$100.15	$112.18
March 31, 2011	$109.65	$90.12	$107.43	March 31, 2015	$113.00	$98.88	$104.98
June 30, 2011	$109.94	$97.00	$102.84	June 30, 2015	$112.17	$96.23	$96.47
September 30, 2011	$109.75	$87.31	$92.52	July 9, 2015*	$97.60	$93.50	$93.78
December 31, 2011	$110.00	$86.68	$106.40

* This free writing prospectus includes information for the third calendar quarter of 2015 for the period from July 1, 2015 through July 9, 2015. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the daily performance of this Reference Stock from January 1, 2008 through July 9, 2015 based on closing price information from the Bloomberg Professional® service. The closing price of this Reference Stock on July 9, 2015 was $93.78. Past performance of this Reference Stock is not indicative of its future performance.

FWP-14

Description of EOG Resources, Inc.

EOG Resources, Inc. explores for, develops, produces and markets natural gas and crude oil. The company operates in producing basins in the United States, Canada, Trinidad, the United Kingdom’s North Sea, China and, from time to time, select other international areas. Information filed by EOG with the SEC under the Exchange Act can be located by reference to its SEC file number: 001- 9743 or its CIK Code: 821189.

Historical Performance of EOG Resources, Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of this Reference Stock for each quarter in the period from January 1, 2008 through July 9, 2015. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of this Reference Stock should not be taken as an indication of its future performance.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$64.95	$38.59	$60.00	March 31, 2012	$59.95	$49.91	$55.55
June 30, 2008	$72.41	$58.88	$65.60	June 30, 2012	$57.17	$41.25	$45.06
September 30, 2008	$66.88	$39.91	$44.73	September 30, 2012	$59.84	$43.79	$56.03
December 31, 2008	$45.40	$27.21	$33.29	December 31, 2012	$62.25	$53.90	$60.40
March 31, 2009	$36.42	$22.52	$27.38	March 31, 2013	$68.55	$60.40	$64.04
June 30, 2009	$39.55	$26.56	$33.96	June 30, 2013	$69.33	$56.05	$65.84
September 30, 2009	$42.22	$30.15	$41.76	September 30, 2013	$86.95	$66.64	$84.64
December 31, 2009	$50.73	$39.88	$48.65	December 31, 2013	$94.13	$78.02	$83.92
March 31, 2010	$50.22	$43.39	$46.47	March 31, 2014	$99.47	$80.65	$98.09
June 30, 2010	$57.47	$46.64	$49.19	June 30, 2014	$118.89	$96.01	$116.86
September 30, 2010	$54.23	$42.72	$46.49	September 30, 2014	$118.80	$97.50	$99.02
December 31, 2010	$51.03	$43.00	$45.71	December 31, 2014	$103.03	$81.08	$92.07
March 31, 2011	$60.70	$45.47	$59.26	March 31, 2015	$97.74	$82.72	$91.69
June 30, 2011	$59.91	$48.31	$52.28	June 30, 2015	$101.34	$86.15	$87.55
September 30, 2011	$53.94	$34.80	$35.51	July 9, 2015*	$87.89	$83.84	$85.30
December 31, 2011	$53.10	$33.41	$49.26

* This free writing prospectus includes information for the third calendar quarter of 2015 for the period from July 1, 2015 through July 9, 2015. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2015.

The graph below illustrates the daily performance of this Reference Stock from January 1, 2008 through July 9, 2015 based on closing price information from the Bloomberg Professional® service. The closing price of this Reference Stock on July 9, 2015 was $85.30. Past performance of this Reference Stock is not indicative of its future performance.

FWP-15

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this free writing prospectus, except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date and final Observation Date, and the accelerated maturity date will be the third business day after the accelerated Final Valuation Date. If a market disruption event exists with respect to a Reference Stock on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no market disruption event exists with respect to a Reference Stock on the scheduled trading day preceding the date of acceleration, the determination of such Reference Stock’s Final Return will be made on such date, irrespective of the existence of a market disruption event with respect to any of the other Reference Stocks occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

FWP-16

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as short-term debt instruments for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Short-Term Notes” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any of the issuers of the Reference Stocks would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the issuers of the Reference Stocks were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuers of the Reference Stocks and consult your tax advisor regarding the possible consequences to you if one or more of the issuers of the Reference Stocks is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders —Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be short-term capital gain or loss for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-17

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Worst of Autocallable Contingent Income Notes

July 10, 2015

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-5
Payment on the Notes	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-11
Information Relating to the Reference Stocks	FWP-13
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-17

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-4
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-10

Prospectus Supplement
Risk Factors	S-1
Risks Relating to Our Business	S-1
Risks Relating to All Note Issuances	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58